Griffon Corporation Announces Annual and Fourth Quarter Results

NEW YORK, NEW YORK, November 13, 2024 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the fiscal year and fourth quarter ended September 30, 2024.

Revenue for fiscal 2024 totaled $2.6 billion, a 2% decrease compared to the $2.7 billion in the prior year.

Fiscal 2024 net income totaled $209.9 million, or $4.23 per share, compared to $77.6 million, or $1.42 per share, in the prior year. Excluding all items that affect comparability from both periods, current year adjusted net income was $254.2 million, or $5.12 per share, compared to $247.7 million, or $4.54 per share, in the prior year. For a reconciliation of net income to adjusted net income, and earnings per share to adjusted earnings per share, see the attached table.

Fiscal 2024 adjusted EBITDA was $513.6 million, a 2% increase from the prior year of $505.3 million. Adjusted EBITDA excluding unallocated amounts (primarily corporate overhead) of $60.0 million, was $573.6 million in 2024, increasing 2% from the prior year of $561.2 million (which excluded unallocated amounts of $55.9 million). For a reconciliation and definition of adjusted EBITDA, a non-GAAP measure, to income before taxes, see the attached table.

Revenue for the fourth quarter totaled $659.7 million, increasing 3% from $641.4 million in the prior year quarter.

Fourth quarter net income was $62.5 million, or $1.29 per share, compared to $42.0 million, or $0.79 per share, in the prior year quarter. Excluding all items that affect comparability from both periods, current year fourth quarter adjusted net income was $70.9 million, or $1.47 per share compared to $63.1 million, or $1.19 per share, in the prior year fourth quarter. For a reconciliation of net income to adjusted net income, and earnings per share to adjusted earnings per share, see the attached table.
Adjusted EBITDA for the fourth quarter totaled $137.5 million, a 13% increase from the prior year quarter of $121.3 million. Adjusted EBITDA, excluding unallocated amounts (primarily corporate overhead) of $16.0 million in the current quarter and $13.5 million in the prior year quarter, totaled $153.6 million, increasing 14% from the prior year quarter of $134.8 million. For a reconciliation and definition of adjusted EBITDA, a non-GAAP measure, to income before taxes, see the attached table.

“We are very pleased with Griffon’s results for the fourth quarter and fiscal year. The consistent strong performance from the Home and Building Products (“HBP”) segment and improved profitability from the Consumer and Professional Products (“CPP”) segment positions us for further growth in the years ahead,” said Ronald J. Kramer, Chairman and Chief Executive Officer.

“Our results were highlighted by the $326 million of free cash flow we generated during the year, which supported our repurchase of 4.8 million Griffon shares and our regular quarterly dividends. Griffon returned a total of $310 million to shareholders through dividends and share repurchases during 2024 while maintaining our year-over-year leverage at 2.6x and making substantial investments in capacity expansion, modernization, and technology in our businesses."

“In fiscal 2025, we will continue to use our operating cash flow to support our capital allocation strategy with a focus on opportunistically repurchasing shares, reducing debt, supporting our regular quarterly dividend and investing in our businesses. In support of this strategy, earlier today we announced that our Board approved both a $400 million share buyback authorization and a 20% increase in our regular quarterly dividend to $0.18 per share. These actions reflect the strength of our businesses, as well as our confidence in our strategic plan and outlook,” Mr. Kramer stated in conclusion.

Segment Operating Results

Home and Building Products

HBP revenue in 2024 of $1.6 billion was consistent with the prior year reflecting increased residential volume offset by reduced commercial volume.

HBP adjusted EBITDA in 2024 of $501.0 million decreased 2% compared to 2023 primarily resulting from increased labor and distribution costs.

HBP revenue in the current quarter of $406.6 million increased 3% from the prior year quarter primarily due to favorable product mix of 2% and increased volume of 1%, with improved residential volume, partially offset by reduced commercial volume.

HBP adjusted EBITDA in the current quarter of $128.8 million increased 7% compared to the prior year quarter due to the increased revenue noted above and reduced material costs, partially offset by increased labor and distribution costs.

Consumer and Professional Products
CPP revenue in 2024 was $1.0 billion, a decline of 6%, compared to 2023, primarily resulting from decreased volume driven by reduced consumer demand in North America, partially offset by increased volume in Australia, inclusive of the Pope acquisition (1%).

CPP adjusted EBITDA in 2024 of $72.6 million increased 44% compared to 2023, primarily due to improved North American production costs and improved margins in Australia, partially offset by the unfavorable impact of the reduced revenue noted above.

CPP revenue in the current quarter of $253.1 million increased 2% compared to the prior year period primarily due to increased volume from Australia, inclusive of the Pope acquisition (3%), and the U.K., partially offset by decreased volume driven by reduced consumer demand in North America.

CPP adjusted EBITDA in the current quarter of $24.7 million increased $10.5 million due to improved North American production costs and the increased revenue noted above.

CPP Global Sourcing Strategy Expansion

The global sourcing strategy expansion has been successfully completed as of September 30, 2024, ahead of the previously announced date of December 31, 2024. As a result, manufacturing operations have concluded at all affected sites with CPP reducing its facility footprint by approximately 1.2 million square feet, or approximately 15% of CPP's square footage, and its headcount by approximately 600.

By transitioning these product lines to an asset-light structure, CPP enhanced its operations by positioning itself to better serve customers with a more flexible and cost-effective sourcing model that leverages supplier relationships around the world, and improved its competitive positioning. These actions will be essential for CPP to achieve its target of 15% EBITDA margin while enhancing free cash flow through improved working capital and significantly reduced capital expenditures.

Implementation of this strategy over the duration of the project resulted in charges of $133.8 million, which included $51.1 million of cash charges and $82.7 million of non-cash charges. This excludes proceeds from the sale of real estate and equipment, which through September 30, 2024 were $13.3 million, and excludes future proceeds from the sale of remaining real estate and equipment.

Taxes

For the years ended September 30, 2024 and 2023, the Company reported pre-tax income and recognized a tax provision of 29.2% and 31.1%, respectively. Excluding discrete and certain other tax provisions, net and items that affect comparability, the effective tax rates for the years ended September 30, 2024 and 2023 were 27.6% and 27.3%, respectively.

Balance Sheet and Capital Expenditures
At September 30, 2024, the Company had cash and cash equivalents of $114.4 million and total debt outstanding of $1.52 billion, resulting in net debt of $1.41 billion. Leverage, as calculated in accordance with our credit agreement (see the attached table), was 2.6x net debt to EBITDA at September 30, 2024 and consistent with the leverage at September 30, 2023. Free cash flow was $326.1 million in fiscal 2024. At September 30, 2024, borrowing availability under the revolving credit facility was $379.3 million, subject to certain loan covenants. Capital expenditures, net, were $53.9 million for the year ended September 30, 2024, inclusive of $14.5 million of asset sales. For a reconciliation and definition of free cash flow, a non-GAAP measure, to net cash provided by operating activities, see the attached table.

Share Repurchases

Share repurchases during the quarter ended September 30, 2024 totaled 1.1 million shares of common stock, for a total of $68.4 million, or an average of $65.09 per share. Share repurchases totaled 4.8 million shares of common stock in fiscal 2024, for a total of $274.5 million, or an average of $57.52 per share. As of September 30, 2024, $32.7 million remained under these Board authorized share repurchase programs. During the period October 1, 2024 through market close on November 12, 2024, Griffon utilized the remaining authorization repurchasing 0.5 million shares of common stock for a total of $32.7 million or an average of $67.91 per share. Since April 2023 and through November 12, 2024, share repurchases totaled 9.4 million shares of common stock, or 16.4% of the outstanding shares, for a total of $458.0 million or an average of $48.74 per share.

Earlier today, Griffon announced its Board of Directors authorized the repurchase of an additional $400 million of shares of Griffon common stock.

2025 Outlook

We expect Griffon fiscal year 2025 revenue to be consistent with 2024 at $2.6 billion and adjusted EBITDA in a range of $575 million to $600 million, excluding unallocated costs of $55 million and charges related to strategic review retention costs of approximately $5 million. Free cash flow, including capital expenditures of $65 million, is expected to exceed net income, with depreciation of $42 million and amortization of $23 million. Fiscal year 2025 interest expense is expected to be $102 million, and Griffon's normalized tax rate is expected to be 28%.

From a segment perspective, we anticipate 2025 HBP and CPP revenue will both be in line with 2024. We anticipate 2025 EBITDA margin at HBP to continue to be in excess of 30% and at CPP to be in excess of 9%.

Conference Call Information
The Company will hold a conference call today, November 13, 2024, at 8:30 AM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13748928. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Wednesday, November 13, 2024 at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13748928. The replay will be available through Wednesday, November 27, 2024 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements,” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,”, "achieves", “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings and improved operational results from cost control, restructuring, integration and disposal initiatives (including the expanded CPP global outsourcing strategy announced in May 2023); the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; increases in the cost or lack of availability of raw materials such as steel, resin and wood, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events or military conflicts that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including inflation, interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; effects of possible IT system failures, data breaches or cyber-attacks; the impact of pandemics, such as COVID-19, on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax laws. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries with acquisition and growth opportunities as well as divestitures. As long-term investors, we intend to continue to grow and strengthen our existing businesses, and to diversify further through investments in our businesses and acquisitions.

Griffon conducts its operations through two reportable segments:

•Home and Building Products ("HBP") conducts its operations through Clopay Corporation ("Clopay"). Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the Cornell and Cookson brands.

•Consumer and Professional Products (“CPP”) is a global provider of branded consumer and professional tools; residential, industrial and commercial fans; home storage and organization products; and products that enhance indoor and outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including AMES, since 1774, Hunter, since 1886, True Temper, and ClosetMaid.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Tom Cook
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8250
IR@Griffon.com

Griffon evaluates performance and allocates resources based on segment adjusted EBITDA and adjusted EBITDA, non-GAAP measures, which are defined as income before taxes, excluding interest income and expense, depreciation and amortization, strategic review charges, non-cash impairment charges, restructuring charges, gain/loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable. Segment adjusted EBITDA also excludes unallocated amounts, mainly corporate overhead. Griffon believes this information is useful to investors.

The following table provides operating highlights and a reconciliation of segment adjusted EBITDA and adjusted EBITDA to income before taxes:

	(Unaudited) For the Three Months Ended September 30,		For the Year Ended September 30,
REVENUE	2024	2023	2024	2023

Home and Building Products	$406,558	$394,131	$1,588,625	$1,588,505
Consumer and Professional Products	253,115	247,254	1,034,895	1,096,678
Total revenue	$659,673	$641,385	$2,623,520	$2,685,183

ADJUSTED EBITDA
Home and Building Products	$128,842	$120,530	$501,001	$510,876
Consumer and Professional Products	24,709	14,252	72,632	50,343
Total Segments	153,551	134,782	573,633	561,219
Unallocated amounts, excluding depreciation*	(16,025)	(13,499)	(60,031)	(55,887)
Adjusted EBITDA	137,526	121,283	513,602	505,332
Net interest expense	(25,010)	(24,957)	(101,652)	(99,351)
Depreciation and amortization	(15,554)	(15,409)	(60,704)	(65,445)
Goodwill and intangible impairments	—	(9,200)	—	(109,200)
Restructuring charges	(7,820)	(10,272)	(41,309)	(92,468)
Debt extinguishment, net	—	(437)	(1,700)	(437)
Acquisition costs	(441)	—	(441)	—
Gain (loss) on sale of buildings	106	1,803	(61)	12,655
Strategic review - retention and other	(1,390)	9	(10,594)	(20,225)
Special dividend ESOP charges	—	(6,452)	—	(15,494)
Proxy expenses	—	—	—	(2,685)
Fair value step-up of acquired inventory sold	(491)	—	(491)	—
Income before taxes	$86,926	$56,368	$296,650	$112,682
* Primarily Corporate Overhead

	For the Three Months Ended September 30,		For the Year Ended September 30,
DEPRECIATION and AMORTIZATION	2024	2023	2024	2023
Segment:
Home and Building Products	$4,061	$3,541	$15,349	$15,066
Consumer and Professional Products	11,344	11,720	44,797	49,811
Total segment depreciation and amortization	$15,405	$15,261	$60,146	$64,877
Corporate	149	148	558	568
Total consolidated depreciation and amortization	$15,554	$15,409	$60,704	$65,445

Griffon believes free cash flow ("FCF", a non-GAAP measure) is a useful measure for investors because it demonstrates the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends. FCF is defined as net cash provided by operating activities less capital expenditures, net of proceeds.

The following table provides a reconciliation of net cash provided by operating activities to FCF:

	For the year ended September 30,
(in thousands)	2024	2023
Net cash provided by operating activities	$380,042	$431,765
Acquisition of property, plant and equipment	(68,399)	(63,604)
Proceeds from the sale of property, plant and equipment	14,479	20,961
FCF	$326,122	$389,122

Net debt to EBITDA (Leverage ratio), a non-GAAP measure, is a key financial measure that is used by management to assess the borrowing capacity of the Company. The Company has defined its net debt to EBITDA leverage ratio as net debt (total principal debt outstanding net of cash and equivalents) divided by the sum of adjusted EBITDA (as defined above) and stock-based compensation expense. The following table provides a calculation of our net debt to EBITDA leverage ratio as calculated per our credit agreement:

(in thousands)	September 30, 2024	September 30, 2023
Cash and equivalents	$114,438	$102,889
Notes payables and current portion of long-term debt	$8,155	9,625
Long-term debt, net of current maturities	1,515,897	1,459,904
Debt discount/premium and issuance costs	15,633	20,283
Total gross debt	1,539,685	1,489,812
Debt, net of cash and equivalents	$1,425,247	$1,386,923

Adjusted EBITDA(1)	513,602	$505,332
Special dividend ESOP Charges	—	(15,494)
Stock and ESOP-based compensation	26,838	41,112
Adjusted EBITDA, per debt compliance	$540,440	$530,950

Leverage ratio	2.6x	2.6x

1. Griffon defines Adjusted EBITDA as operating results before interest income and expense, income taxes, depreciation and amortization, restructuring charges, debt extinguishment, net and acquisition related expenses, as well as other items that may affect comparability, as applicable.

The following tables provide a reconciliation of Gross profit and Selling, general and administrative expenses for items that affect comparability for the quarter and year ended September 30, 2024 and 2023:

(in thousands)	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2024	2023	2024	2023
Gross Profit, as reported	$263,480	$245,880	$1,019,935	$948,821
% of revenue	39.9%	38.3%	38.9%	35.3%
Adjusting items:
Restructuring charges(1)	7,083	5,606	35,806	82,028
Fair value step-up of acquired inventory sold	491	—	491	—
Gross Profit, as adjusted	$271,054	$251,486	$1,056,232	$1,030,849
% of revenue	41.1%	39.2%	40.3%	38.4%
(1) For the quarters and years ended September 30, 2024 and 2023, restructuring charges relates to the CPP global sourcing expansion.

(in thousands)	For the Three Months Ended September 30,		For the For the Twelve Months Ended September 30,
	2024	2023	2024	2023
Selling, general and administrative expenses, as reported	$151,808	$157,274	$621,638	$642,734
% of revenue	23.0%	24.5%	23.7%	23.9%
Adjusting items:
Restructuring charges(1)	(737)	(4,666)	(5,503)	(10,440)
Acquisition costs	(441)	—	(441)	—
Strategic review - retention and other	(1,390)	9	(10,594)	(20,225)
Proxy expenses	—	—	—	(2,685)
Special dividend - ESOP	—	(6,453)	—	(15,494)
Selling, general and administrative expenses, as adjusted	$149,240	$146,164	$605,100	$593,890
% of revenue	22.6%	22.8%	23.1%	22.1%
(1) For the quarters and years ended September 30, 2024 and 2023, restructuring charges relates to the CPP global sourcing expansion.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)

	(Unaudited) Three Months Ended September 30,		Twelve Months Ended September 30,
	2024	2023	2024	2023
Revenue	$659,673	$641,385	$2,623,520	$2,685,183
Cost of goods and services	396,193	395,505	1,603,585	1,736,362
Gross profit	263,480	245,880	1,019,935	948,821

Selling, general and administrative expenses	151,808	157,274	621,638	642,734
Goodwill and intangible asset impairments	—	9,200	—	109,200
Total operating expenses	151,808	166,474	621,638	751,934

Income from operations	111,672	79,406	398,297	196,887

Other income (expense)
Interest expense	(25,614)	(26,277)	(104,086)	(101,445)
Interest income	604	1,320	2,434	2,094
Gain (loss) on sale of building	106	1,803	(61)	12,655
Debt extinguishment, net	—	(437)	(1,700)	(437)
Other, net	158	553	1,766	2,928
Total other expense, net	(24,746)	(23,038)	(101,647)	(84,205)

Income before taxes	86,926	56,368	296,650	112,682
Provision for income taxes	24,435	14,403	86,753	35,065
Net income	$62,491	$41,965	$209,897	$77,617

Basic earnings per common share	$1.34	$0.83	$4.41	$1.49
Weighted-average shares outstanding	46,529	50,522	47,573	52,111

Diluted earnings per common share	$1.29	$0.79	$4.23	$1.42
Weighted-average shares outstanding	48,424	53,143	49,668	54,612

Net income	$62,491	$41,965	$209,897	$77,617
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	7,925	(6,133)	10,137	8,447
Pension and other post retirement plans	(57)	4,279	1,538	6,634
Gain (loss) on cash flow hedge	(239)	(565)	311	(2,353)
Total other comprehensive income (loss), net of taxes	7,629	(2,419)	11,986	12,728
Comprehensive income (loss), net	$70,120	$39,546	$221,883	$90,345

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share)

	At September 30, 2024	At September 30, 2023
CURRENT ASSETS
Cash and equivalents	$114,438	$102,889
Accounts receivable, net of allowances of $10,986 and $11,264	312,765	312,432
Inventories	425,489	507,130
Prepaid and other current assets	61,604	57,139
Assets held for sale	14,532	—
Assets of discontinued operations	648	1,001
Total Current Assets	929,476	980,591
PROPERTY, PLANT AND EQUIPMENT, net	288,297	279,218
OPERATING LEASE RIGHT-OF-USE ASSETS	171,211	169,942
GOODWILL	329,393	327,864
INTANGIBLE ASSETS, net	618,782	635,243
OTHER ASSETS	30,378	21,731
ASSETS OF DISCONTINUED OPERATIONS	3,417	4,290
Total Assets	$2,370,954	$2,418,879
CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$8,155	$9,625
Accounts payable	119,354	116,646
Accrued liabilities	181,918	193,098
Current portion of operating lease liabilities	35,065	32,632
Liabilities of discontinued operations	4,498	7,148
Total Current Liabilities	348,990	359,149
LONG-TERM DEBT, net	1,515,897	1,459,904
LONG-TERM OPERATING LEASE LIABILITIES	147,369	147,224
OTHER LIABILITIES	130,540	132,708
LIABILITIES OF DISCONTINUED OPERATIONS	3,270	4,650
Total Liabilities	2,146,066	2,103,635
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Preferred stock, par value $0.25 per share, authorized 3,000 shares, no shares issued	—	—
Common stock, par value $0.25 per share, authorized 85,000 shares, issued shares of 84,746 in both 2024 and 2023	21,187	21,187
Capital in excess of par value	677,028	662,680
Retained earnings	461,442	281,516
Treasury shares, at cost, 36,443 common shares and 31,684 common shares, respectively	(876,527)	(577,686)
Accumulated other comprehensive loss	(58,024)	(70,010)
Deferred compensation	(218)	(2,443)
Total Shareholders’ Equity	224,888	315,244
Total Liabilities and Shareholders’ Equity	$2,370,954	$2,418,879

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$209,897	$77,617
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	60,704	65,445
Fair value write-up of acquired inventory sold	491	—
Stock-based compensation	26,838	41,112
Goodwill and intangible asset impairments	—	109,200
Asset impairment charges - restructuring	23,763	58,932
Provision for losses on accounts receivable	636	971
Amortization of deferred financing costs and debt discounts	4,202	4,232
Debt extinguishment, net	1,700	437
Deferred income tax provision (benefit)	3,574	(37,795)
Gain on sale of assets and investments	(61)	(12,960)
Change in assets and liabilities, net of assets and liabilities acquired:
Decrease in accounts receivable	4,243	51,119
Decrease in inventories	73,582	129,209
(Increase) decrease in prepaid and other assets	(925)	621
Decrease in accounts payable, accrued liabilities and income taxes payable	(30,732)	(67,843)
Other changes, net	2,130	11,468
Net cash provided by operating activities	380,042	431,765
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(68,399)	(63,604)
Acquired business, net of cash acquired	(14,579)	—
Proceeds (payments) from sale of business, net	3,500	(2,568)
Proceeds from sale of property, plant and equipment	14,479	20,961
Net cash used in investing activities	(64,999)	(45,211)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(35,806)	(133,814)
Purchase of shares for treasury	(309,916)	(163,970)
Proceeds from long-term debt	217,000	122,558
Payments of long-term debt	(168,778)	(221,781)
Financing costs	(907)	(3,025)
Other, net	(341)	(130)
Net cash used in financing activities	(298,748)	(400,162)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash in operating activities used in discontinued operations	(2,776)	(2,994)
Effect of exchange rate changes on cash and equivalents	(1,970)	(693)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	11,549	(17,295)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	102,889	120,184
CASH AND EQUIVALENTS AT END OF PERIOD	$114,438	$102,889
Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$100,676	$99,833
Cash paid for taxes	102,978	70,937

Griffon evaluates performance based on adjusted net income and the related adjusted earnings per share, which excludes restructuring charges, gain/loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable, non-GAAP measures. Griffon believes this information is useful to investors. The following tables provides a reconciliation of net income to adjusted net income, and earnings per common share to adjusted earnings per common share:

(in thousands, except per share data)	For the Three Months Ended September 30,		For the Years Ended September 30,
	2024	2023	2024	2023
Net income	$62,491	$41,965	$209,897	$77,617
Adjusting items:
Restructuring charges(1)	7,820	10,272	41,309	92,468
(Gain) loss on sale of buildings	(106)	(1,803)	61	(12,655)
Debt extinguishment, net	—	437	1,700	437
Acquisition costs	441	—	441	—
Strategic review - retention and other	1,390	(9)	10,594	20,225
Special dividend ESOP charges	—	6,452	—	15,494
Proxy expenses	—	—	—	2,685
Fair value step-up of acquired inventory sold	491	—	491	—
Goodwill and intangible asset impairments	—	9,200	—	109,200
Tax impact of above items(2)	(2,529)	(6,166)	(13,832)	(57,925)
Discrete and other certain tax provisions(3)	946	2,712	3,586	175
Adjusted net income	$70,944	$63,060	$254,247	$247,721

Earnings per common share	$1.29	$0.79	$4.23	$1.42

Adjusting items, net of tax:
Restructuring charges(1)	0.12	0.14	0.62	1.26
(Gain) loss on sale of buildings	—	(0.02)	—	(0.18)
Debt extinguishment, net	—	0.01	0.03	0.01
Acquisition costs	0.01	—	0.01	—
Strategic review - retention and other	0.02	—	0.16	0.28
Special dividend ESOP charges	—	0.09	—	0.22
Proxy expenses	—	—	—	0.04
Fair value step-up of acquired inventory sold	0.01	—	0.01	—
Goodwill and intangible asset impairments	—	0.13	—	1.49
Discrete and other certain tax provisions(3)	0.02	0.05	0.07	—
Adjusted earnings per share	$1.47	$1.19	$5.12	$4.54
Weighted-average shares outstanding	46,529	50,522	47,573	52,111
Diluted weighted average shares outstanding	48,424	53,143	49,668	54,612
Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.

(1) For the quarters and years ended September 30, 2024 and 2023, restructuring charges relate to the CPP global sourcing expansion. For the quarter and year ended September 30, 2024, $7,083 and $35,806, respectively, is included in Cost of goods and services and $737 and $5,503, respectively, is included in SG&A. For the quarter and year ended September 30, 2023, $5,606 and $82,028, respectively, is included in Cost of goods and services and $4,666 and $10,440, respectively, is included in SG&A.

(2) Tax impact for the above reconciling adjustments from GAAP to non-GAAP Income from continuing operations and the related adjusted EPS is determined by comparing the Company's tax provision, including the reconciling adjustments, to the tax provision excluding such adjustments.

(3) Discrete and certain other tax provisions primarily relate to the impact of a rate differential between statutory and annual effective tax rate on items impacting the quarter.